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                                                                    Exhibit 99.1

    CarrAmerica Announces $1 Billion Executive Office Suites Merger; Major
                           Share Repurchase Program

    Significant Stake in HQ Global Workplaces Sold to FrontLine Capital in
           Transaction Valuing HQ Global Workplaces at $500 Million

  WASHINGTON, Jan. 21 /PRNewswire/ -- CarrAmerica Realty Corporation (NYSE: CRE) today announced that its executive office suites affiliate, HQ Global Workplaces, Inc., has entered into a merger agreement with Vantas Incorporated, the executive office suites subsidiary of FrontLine Capital Group (Nasdaq:
RSII). CarrAmerica and other current shareholders in HQ Global Workplaces will also sell an interest for cash. Immediately following the merger, FrontLine Capital Group will own up to an 81% interest in the company. CarrAmerica currently owns an approximately 95% economic interest in HQ Global Workplaces and its affiliates.

  When the merger is completed, HQ Global Workplaces will emerge as the world's largest workplace solutions provider with an estimated value of $1 billion, 463 executive office suites centers in 17 countries, 2,500 employees and 43,000 customers. As part of the transaction, HQ Global Workplaces will purchase OmniOffices UK and affiliated companies. The total initial cash paid for the HQ Global Workplaces business will be $380 million. In addition, CarrAmerica is expected to retain a 19% equity interest, valued in the transaction at $120 million, in the merged company.

  The merged company will retain HQ Global Workplaces' name and operate under the leadership of HQ Global Workplaces CEO Gary Kusin and President and COO and former VANTAS COO, David Rupert.

  CarrAmerica President and Chief Executive Officer, Tom Carr, said, "HQ Global Workplaces management's goal has been to establish the company as the pre-eminent company in the executive suites market." Mr. Carr continued, "This transaction will position the company beautifully to achieve that goal. The association with FrontLine Capital will also be enormously beneficial to the company by introducing a wide range of potential e-business services to HQ Global Workplaces' existing service platform. HQ Global Workplaces' current shareholders, of which CarrAmerica is the largest, will benefit by both the demonstration of substantial value creation in a short period of time and significant participation in the future of a very exciting company."

  HQ Global Workplaces will continue to lead the workplace outsourcing industry, providing immediate office space and a wide array of services to all types of businesses around the world, including flexible office space and furnishings, conference rooms and training centers, desktop publishing, administrative assistants and concierge services, state-of-the-art technology such as local area
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networks, high-speed internet access and videoconferencing, and a wide range of professional support services.

  In addition to retaining an interest in HQ Global Workplaces, CarrAmerica will be entitled to one seat on the Board of Directors, will provide lease procurement and construction management services to the business centers and will maintain a strategic marketing alliance with HQ Global Workplaces. It is anticipated that CarrAmerica's retained minority interest in HQ Global Workplaces will be accounted for as an investment under cost accounting methods.

  Cash proceeds after transaction expenses will be applied to the repayment of $141 million of HQ Global Workplaces debt presently guaranteed by CarrAmerica and to the purchase of OmniOffices UK and other affiliates. CarrAmerica anticipates receiving approximately $170 million in cash at closing after setting aside approximately $21 million for certain performance payments related to the purchase of OmniOffices UK that were incurred primarily in the fourth quarter of 1999. Cash proceeds to CarrAmerica will be applied to repayment of CarrAmerica debt and to fund CarrAmerica's share repurchase program, announced concurrently. The transaction is scheduled to close on or before April 30, 2000.

      CarrAmerica made an initial $50 million investment in the executive office suites business in August 1997, when it purchased substantially all of the assets of Atlanta-based OmniOffices, Inc. and established itself as one of the first commercial real estate companies to recognize the potential of, and invest in, the quickly-expanding executive office suites industry. Following that transaction, CarrAmerica, through OmniOffices, Inc., continued to invest in executive suites businesses through purchases of HQ executive suites companies in the United States and, through another affiliate, in the United Kingdom. In the first quarter of 1999, OmniOffices acquired HQ Network Systems, Inc., the world's largest franchiser of executive office suites, creating an executive office suites company that had 260 business centers either owned, managed or franchised with locations in 17 countries and with 40 additional business centers under development. The combined company was branded HQ Global Workplaces. On May 7, 1999, CarrAmerica announced that the OmniOffices' Board of Directors was planning an initial public offering of its common stock, expected to be completed by the end of 1999. On October 6, 1999, the IPO was postponed due to market conditions.

      Mr. Carr added, "As a result of this transaction, CarrAmerica's consolidated debt level will decline significantly as a percentage of total market capitalization, from 45.4% at the end of the third quarter of 1999 to approximately 40.8%, on a proforma basis. Further, the Company will recognize a pre-tax gain of approximately $81 million on the transaction. Clearly, this is an extremely attractive transaction from CarrAmerica's point of view."
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      Goldman Sachs acted as exclusive financial advisor to CarrAmerica in this transaction.

  $100 Million Share Repurchase Program Announced

      CarrAmerica also announced that its Board of Directors has authorized the repurchase of up to $100 million of its outstanding common shares. The shares will be purchased from time to time in the open market and privately negotiated purchases at management's discretion. Subject to applicable securities laws, share purchase decisions will be made by management based on market conditions and other factors. The share repurchase program will be funded from proceeds received from the HQ Global Workplaces transaction. The share repurchase program will be implemented in conjunction with floating rate debt repayments in order to strengthen the Company's balance sheet.

      Mr. Carr commented on the announcement, saying, "The HQ Global Workplaces merger, similar to our selective property sales totaling more than $500 million in the last 12 months, clearly demonstrates the value that management believes underlies CarrAmerica's stock. A share repurchase program will both allow some of the benefits from the HQ Global Workplaces transaction to go directly to shareholders and for the Company to make an extraordinarily attractive investment." Mr. Carr continued, "This stock repurchase program complements and supports our other business strategies -- actively managing the existing portfolio through aggressive leasing, completing our development projects on time and on budget and pursuing customer service driven opportunities such as our partnership position in Broadband, Inc. (telecommunications) and DukeSolutions (energy management)."

  Conference Call Scheduled for Today

      CarrAmerica will conduct a conference call to discuss the HQ Global Workplaces merger and sale today at 1:00 p.m. ET. The number for the conference call is 1-800-288-8975 and 1-612-332-0720 for international participants (reference CarrAmerica Conference Call).

      FrontLine Capital is a publicly traded Internet-related operating company that identifies, acquires interests in, develops and manages a network of B2B e-commerce and e-services companies that services small and medium-size enterprises and the mobile workforce of larger companies. FrontLine Capital generally acquires significant interests in companies to influence their long-term direction and value creation and has committed $320 million in 10 partner companies including OnSite Access, EmployeeMatters, CommerceInc, VANTAS and Opus360. Two of the 10 partners have recently filed for initial public offerings. To maximize the potential of its partner companies, FrontLine Capital provides them
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with operational support and strategic guidance through its internal management resources, advisory board, and proprietary business development resources. FrontLine Capital also works with its partner companies to foster a collaborative environment and facilitate strategic relationships that provide access to the resources and customer base of its entire network. For more information about FrontLine Capital, please go to http://www.FrontLineCapital.com.

      CarrAmerica owns, develops and operates office properties in 14 markets throughout the United States. The Company is committed to becoming America's leading office workplace company by meeting the rapidly changing needs of its customers with superior service, a large portfolio of quality office properties, extraordinary development capabilities and land positions. CarrAmerica is also engaged in the executive suites business through HQ Global Workplaces, which has agreed to merge with Vantas Incorporated for a combination of cash and a retained minority equity interest by CarrAmerica. Currently, CarrAmerica and its affiliates own a controlling interest in a portfolio of 259 operating office properties and have 30 office buildings under development in 11 key growth markets. CarrAmerica's markets include Atlanta, Austin, Chicago, Dallas, Denver, Los Angeles/Orange County, Phoenix, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle, South Florida and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at http://www.carramerica.com.

      Certain statements in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office properties, availability and creditworthiness of tenants, the level of lease rents and the availability of financing for both tenants and the Company, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition and development (including the failure of pending acquisitions to close and pending developments to be completed on time and within budget), actions, strategies and performance of affiliates that the Company may not control, governmental actions and initiatives, and environmental/safety requirements.